Exhibit 99.2

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

CARAUSTAR INDUSTRIES

Second Quarter Results

July 28, 2004

8:00 am CT

Conference Coordinator:	Good day and welcome to the 2004 Second Quarter Financial Results conference call for Caraustar Industries. As a reminder, today’s conference is being recorded on Wednesday July 28th, 2004.

It’s now my pleasure to turn the program over to Mr. Tom Brown, President and CEO of Caraustar Industries. Please go ahead, sir.

Thomas Brown:	Thank you, (Tony). Welcome to the Caraustar second quarter conference call. With me today are Mike Keough - COO, soon to be CEO, Ron Domanico – CFO and Bill Nix – Corporate Controller.

As normal we have a statement regarding the forward-looking comments in the call and our presentation today will likely contain such certain forward-looking statements including statements regarding the expected effect of certain events upon the company’s future operating results.

These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements and for a discussion of factors that could cause actual results to vary from those expressed or implied in any forward-looking statements and you should refer to the text of our press release today regarding these matters and to our filings with the Securities and Exchange Commission.

So with that I’ll make some general overview comments for the quarter and turn the call over to Mike at that point who will in turn turn the call over to Ron. And then following our comments we’ll open the call up for questions as we normally do.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Just in general as far as the quarter goes we’re continuing to make fairly decent progress. We had a relatively clean quarter so there won’t be quite as many explanatory comments today as there might normally be.

Just in general in terms of some of the performance indicators, our sales were up (unintelligible) well, 8.8% versus the Q2 of ‘03, up 5.2% year-to-date and up 4.4% sequentially over quarter one. Our income from operations before restructuring for the quarter was up $11.4 million versus Q2 of ‘03, up $9.4 million year-to-date and up $8 million sequentially versus Q1.

Equity in income of unconsolidated affiliates was up substantially, 4.9 million versus Q2 of ‘03, 9.4 million year to date and 3.7 million sequentially over the first quarter. That of course represents essentially the joint venture activities in the gypsum wallboard business and the Premier Boxboard gypsum station paper mill. And there’ll be more comments on that as we go forward.

But the net effect was a profitable quarter before and after restructuring charges which was led primarily by the significant gains in income from operations and from our joint venture operations.

The primary contributor to that gain were the fact that total system demand growth was substantial at well over 13% versus the quarter a year ago and on a year-to-date basis, up 7.8% over ‘03 and sequentially up 3.8% versus Q1.

SG&A costs which was one of our primary initiatives, declined $7.2 million versus the second quarter of ‘03 and $10.5 million year-to-date. Gypsum wallboard demand remains very strong at reasonable price levels. We’re increasing market penetration. Our facing paper at the joint venture mill which is also contributing to the success there and the strengthening of pricing in the container board business doesn’t hurt either.

Fiber has stabilized after surging in the first quarter which has generally followed two years of general or steady increases across the period on about the order of $50 a ton overall.

Energy costs reached a little higher plateau than we’ve experienced in the past about two years ago and really has kind of hung in there at that level swinging maybe plus or minus $5 a ton depending on the quarter.

And without any further comments and for more specifics regarding our businesses and our financials I’ll now turn the call over to Mike who will turn it over to Ron. And then following Ron’s comments we’ll open the call up for question and answer.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Michael Keough:	Thank you, Tom, and good morning, all. Tom touched on the strength of our two JV’s, Standard Gypsum and PBL. As we mentioned during the first quarter call, these segments speak to an improving marketplace and we’ve seen other Caraustar markets pop during the second quarter.

I’ll focus most of my comments on buying trends and overall business conditions, the impact of trends of fiber and energy and also I’ll touch on our price recovery efforts.

On the volume and demand side as pointed out by Tom in the press release, our mill system ran at 96%. Our overall system tons were up 13.3% quarter versus quarter, 2Q versus second quarter a year ago. Keep in mind that this is one of the smaller yet more productive mill system.

A year ago we were running Cedartown and we did have a partial quarter with the Rittman number two machine which has been idled. The strategy in Caraustar is to run more business on low cost machines and we have done that.

On the tube and core end of the business, business was up 5.9% for the quarter, somewhat surprising strong number for a mature business. Part of this is design, part of it is the market. The design was the acquisition of the Smurfit tube and core business group back in the fall of ‘02. That investment has helped us diversify and place less reliance on the textile industry in the Southeast. We’ve grown tubes and cores and we’ve grown in the paper segment so we’re real pleased with that acquisition.

On the folding carton end of our business we’re up 1.3% for the quarter but this segment is our biggest challenge and also probably our biggest opportunity. We’re working real hard to balance our coated recycle board account base. We have many irons in the fire that should bring back additional scale. Some examples would be top sheet for corrugated or cost effective sub-straights for frozen foods and just general folding grades.

Specific to CPG, our CPG business unit has relatively good backlogs and our overall business is up 4% year-to-date over a six months period. Keep in mind that’s with one fewer folding carton client as we consolidated Ashland last, I guess last year in the third quarter.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Speaking about consolidations, this quarter we announced the consolidation of our Charlotte folding carton plant. What we’re going to do in Charlotte, we’ll run basically towards the end of the year but we’re going to move business as quickly as we can into Randleman, North Carolina, which is roughly 70 miles and away into Kingston Springs, Tennessee. Again what we’re trying to do, we’re trying to be very cost effective and we want to run more business and fewer low cost operations.

In the press release you probably took a look at the other specialty category and this segment is up a whopping 25%. Part of is the market, overall market, is up for our basic account base but we’ve also worked very hard to expand this segment with a very competitive mill cost structure.

Because of the competitive mill cost structure we’ve broadened our geographical reach. We’ve also invested and expanded our laminating capabilities which has opened the door to new accounts and we’re also utilizing gypsum facing technology to enter non-facing markets due to sheet smoothness and profile characteristics.

Speaking of gypsum and Tom touched a little bit here, our overall gypsum business is up 39% quarter versus quarter. Part of it obviously is a very strong market but I would say a good part of it is Caraustar’s overall strategy, gypsum strategy, to help drive these results.

You’ve heard much about PBL and the world-class lightweight grades that we have. We also feel that our strategy of offering one-stop shopping is a big part of our success along with the lightweight grades, customers are clamoring for specialty grades.

Our Sweetwater mill which you can – the average golfer can hit with a driver and a wedge – I think Tom can get there with a driver from where we sit right now, it’s critical to our strategy.

Thomas Brown:	No, just a wedge.

Michael Keough:	Okay.

Our investments here allow us to make world-class gypsum specialty products like moisture-resistant, mold-resistant and plaster-based. Plaster-base gives you the old world smooth look. Half of this product ends up in the high-end markets in the New England area.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

On the fiber and energy front, fiber overall costs remain high but flat for the past five months. More domestic demand for recovered fiber has popped up, no big surprise as the container board guys get stronger. There are a certain number of locations that are 100% secondary fiber and a number of them, a smaller amount.

China continues to play in this game and will forever. They have seemed to embrace capitalism and what I mean by that, they’re doing a better job of buying. You don’t see the spikes or we haven’t seen the spikes.

A view from the head of our recovered fiber group is that inventories in China are in the low end and there could be some price cost pressure on the fiber end later in this year but time will tell. Caraustar year-to-date, our fiber costs – excuse me, Q2 versus Q2 – our fiber costs are up $18 a ton as you can see in the press release.

On the energy side although energy costs to Caraustar dropped close to $7 a ton, we still see energy as a dynamic player if you will. The lack of natural gas, growing high U.S. demand for energy, Middle East tensions speak to plenty of volatility. Our strategy is to buy smartly on a forward basis when the opportunity comes up.

We’re going to play mills to lower fuel types when the economics tell us and we’re going to continue to lower consumption patterns in our mills based on best practices.

On the price recovery front our increase plan is clearly in motion but this quarter was somewhat mix-impacted. We see a solid pickup in the third quarter and our plans are to cover the fiber increase. Full recovery takes place when price flows through an integrated system and I would tell you that that’s taking place as we speak.

I will now hand the call over to Ron Domanico, our chief financial officer.

Ronald Domanico:	Thanks, Mike, and good day, everyone. As Tom and Mike commented, the performance improvement in the second quarter was driven by higher volume and additional cost reductions from our four key initiatives - those initiatives right-sizing and capacity to match demand, leveraging procurement, reducing SG&A and extracting cash from working capital.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

But first I’d like to say a few words about restructuring and non-recurring charges. The $1.6 million in restructuring and impairment costs in the second quarter was about half of the first quarter amount and the lowest since I joined the company in the fourth quarter of 2002.

The second quarter restructuring costs are attributed to initial charges associated with the June 30 announcement of the planned rationalization of our Charlotte, North Carolina, folding carton and our Georgetown, Kentucky, plastic operation and trailing charges associated with the shutdown of the Cedartown, Georgia, uncoated recycled paperboard mill, the shutdown of the Ashland, Ohio, folding carton facility and the consolidation and relocation of our financial accounting and control operations.

It has also been our practice to disclose charges and credits included in our operating results that we classify as non-recurring. These amounts are also getting smaller and in the second quarter they netted to zero.

There was a $500,000 charge for old workers comp claims that were not covered by insurance and $400,000 in charges for the write-off of obsolete equipment and inventory. Offsetting these was a $900,000 partial recovery of the $3.4 million in inventories and receivables that were written down in the first quarter 2004 associated with the bankruptcy of a folding carton customer. We expect additional recovery from this account and we’ll record and disclose the amounts as they are received.

Turning now to our four key initiatives, on right sizing we’re realizing the projected results of our initiatives as cash savings are increasing and cash costs are decreasing. Our 8K issued on May 19 indicated that our right sizing initiative is expected to generate $23.9 million in annual cash savings. The planned rationalization of our Charlotte, North Carolina, folding carton and the Georgetown, Kentucky, plastic operations will increase the estimated annual cash savings to approximately $25.5 million.

In 2003, $15.7 million in savings was realized so we expected an incremental $10 million in annual cash savings going forward. Year-to-date the pre-tax cash savings from just the loss avoidance of rationalized facilities excluding tube and core was $6.8 million versus last year.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

The tube and core facility rationalizations resulted in an additional $1.5 million increase in year-to-date income from operations as we retained the vast majority of our accounts while operating fewer locations.

The initiative to leverage our procurement continues to gain traction. Progress on the three F’s – fiber, freight and fuel – has moderated the cost increase of fiber and aided in the $5.50 per ton reduction in the cost of fuel versus prior quarters.

A system to coordinate and consolidate freight providers across Caraustar began implementation at the end of the second quarter. The procurement initiative has been extended to incorporate chemical, corrugated, communications, machine clothing, packaging material, electrical supplies and other major goods and services. At our annual meeting on May 19th we communicated a net procurement savings target of $10 million over the next 12 months.

The SG&A reduction initiative is also generating significant savings. From May 2003 through April 2004 we reduced $20 million in annual SG&A expense to get to $150 million* annual run rate. At this year’s annual meeting we committed to an additional $15 million in real SG&A reduction and indicated that we would reclassify approximately $15 million in costs, primarily packaging expense, from SG&A to cost of goods sold.

The 12-month target is to reduce SG&A to an annual run rate of $120 million or 12% of sales. SG&A in the second quarter was $33.8 million or 12.6% of sales. While we are pleased with our progress to-date achievement of additional progress in the second half of the year will be partly offset by $1.5 million to $2 million in one-time charges associated with Sarbannes-Oxley, Section 404 compliance.

The working capital initiative had mixed results in the second quarter. Inventory days at 35.9 were at a historic low, down from 39 days at 2003 year-end but the dollar value was flat at $88 million reflecting the increased cost of fiber.

For payables we were able to retain the progress we made last year holding at 33-1/2 days. The dollar value was favorable by $7 million also due to higher fiber cost.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Days receivables slipped to 38.2 during the quarter versus 34-1/2 at year-end. The variance was driven by strong sales at the end of the quarter coupled by the impact of the implementation of the announced price increases for most of our products.

The value of accounts receivable increased $16 million and the net cash used by the combined changes in inventory, receivables and payables was $9.3 million. However higher volume at higher prices is a good thing and will lead to stronger cash flow going forward.

Cash at the end of the second quarter was $76.3 million, down $9.3 million from year-end. The variance is equal to the change in inventories, receivables and payables.

In the first half of 2004 cash generated by the business was used to pay $22- 1/2 million in interest, $8.9 million in capital expenditures, $3.5 million was used in the half to buy back senior bonds and another $3.5 million was used to collateralize routine workers compensation obligations.

CAPEX is in line with our expectations to spend between $20 million and $23 million this year. EBITDA for the second quarter was $17.6 million*. This calculation excludes the equity in income from unconsolidated affiliates and includes only the actual dividends received from those unconsolidated affiliates, $2.5 million (corrected number is $5.0 million) year-to-date.

A reconciliation of this non-GAAP financial measure will be included in an 8K filed subsequent to this call.

At this point I would like to ask (Tony) to open the call for questions for the remainder of the hour.

Conference Coordinator:	At this time if you’d like to ask a question you can do so by simply pressing the star followed by the digit 1 on your touchtone telephone now. If your question has been answered or you wish to remove yourself from the queue you can do so by pressing the pound key.

Once again, to ask a question please press star and 1 on your touchtone telephone now.

*	See Note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Our first question comes from (Kevin Cohen), Credit Suisse First Boston. Please go ahead.

(Kevin Cohen):	Good morning. Thanks. (Kevin Cohen) for Bruce Klein. If you could just sort of comment a little bit on trends you’re seeing in the third quarter so far in the recycled boxboard spaced that would be great. In terms of pricing, volume and the flow through that you kind of alluded to earlier.

Thomas Brown:	Yeah. In general the demand in the – well, first off in terms of, just in paper that demand remains strong. And once again as Mike indicated, there’s an increasing focus on specialty grades which we do a very good job of, particularly at Sweetwater now that we’ve been able to kind of relocate the basic demand grade products over to the high production, you know, in Indiana. So that business continues to look good.

The tube and core business has traditionally a little bit of a seasonal softening in the third quarter summertime situation. We don’t see that being significant in terms of being different from historical periods.

The other specialty grades, we continue to expand in and grow in and so we’ll probably see some continued growth there whereas that market I would expect would see some flattening or softening. It was a little bit, I think a little bit unusual to see that market grow as it has and it’s such an eclectic one-off kind of market that it’s a little hard to predict anyway.

But the market that is somewhat dormant this year was relatively small growth on the industry level, in fact a little bit negative growth in the folding carton side. Folding cartons overall when you include both the recycled boxboard folding grades and the virgin folding grades has been flat for the last, oh, maybe a year and a half.

I’d say it’s consumer driven. I think that the growth in the better indicator of that from going forward is probably what you’re hearing from the container board guys because typically folding cartons end up going into a corrugated box to get to market and that market looks like it ought to show some growth although our backlogs are improving there.

I can’t say that the industry in general is going to show much growth, only because I’m, you know, we’ve had a couple of years where that growth hasn’t materialized as I would have expected. So I’m not sure, (Kevin), if that answers your questions but that’s kind of where we see it.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

(Kevin Cohen):	Yeah, that’s very helpful. And then in regard to working capital, what should we look for in the second half of the year?

Ronald Domanico:	(Kevin), we continue to focus on the days supply that we can control in our inventories and again that’s at historic lows. We’ll continue to chip away at that.

Payables, we pushed hard and we’ve been able to maintain our progress. I think you will see in the third and fourth quarter a stronger effort to get the days receivable down which should release hopefully the $10 million in cash that we had announced for the annual meeting in May, by year-end.

(Kevin Cohen):	Great. And then lastly, given the fiber costs have remained high but stable do you think we’ll see another price hike in the second half of the year in recycled boxboard or do you think it’ll be kind of stable going forward?

Thomas Brown:	I think it will be grade-dependent, (Kevin). I think we’ll see how the demand moves and how other cost elements might change or might not.

Mike commented on the China situation. I think there’s one other factor there from my perspective that has an impact on the buying trends of that country. First off, they have over-built capacity on the paper side and I think that they finally realized they’ve got to reconcile this issue with inventories and supplies.

Secondly, they have reduced their purchases of fiber from other countries. We looked at – we keep track of the mix of fiber going into China and where it comes from and they’ve pretty much cut out fiber procurements from some other parts of the world and focused on the U.S. at the current prices. So I think their opportunities for increasing fiber if they need to from a supply/demand standpoint would be perhaps back to some of their more traditional suppliers other than the U.S.

So I think that we’ll see some continued stabilization. I think we’re going to see some stabilization on the energy side. So in terms of pricing, kind of a long-winded answer is that it probably is going to relate more specifically to demand in different segments than it will to some unusual or volatility in one of the supply markets. But just, you know, you probably – if everybody asks we’ll probably give you a different opinion on that but that’s mine.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

(Kevin Cohen):	Great, thanks a lot. I’ll turn it over.

Conference Coordinator:	Thank you. Our next question comes from the site of Joe Stivaletti from Goldman Sachs. Please go ahead.

Joe Stivaletti:	Hi, good morning.

Thomas Brown:	Hi, Joe.

Joe Stivaletti:	Hi. Just two things. One is just following up a little bit more on the price improvement side of things, trying to understand, you know, how much pricing – I know you implemented your price increases through the second quarter. Trying to understand how much more of that benefit will be shown in the third quarter just from the price increases that are already in. Can you sort of help us understand, you know, how much was really shown in the second quarter versus how much you had by the end of the second quarter?

Michael Keough:	I’ll take a shot at it, this is Mike Keough. Price recovery is very grade-specific, number one. You really have to take a look at the businesses that we compete in and if you take a look at side of the continuum, on the far right hand side you have tube and core, on the far left hand side you have folding carton. It’s kind of a tale of two cities.

I’m going to tell you, just based on the nature and the makeup of the industry of tube and core there’s a high probability of more success on the price side than in the folding carton grades. Take a look at folding carton, you have competing materials, you have a fragmented industry and you have plenty of capacity and so there’s a lot of issues there.

We did have price recovery beyond I think what you see in that press release. That is mix impacted. I have a hard time giving a specific number of where we’ll be in the third quarter but I feel very comfortable that we’re going to recover or more than recover fiber and we’re in the middle right now.

We’re pretty big in tubes and core, tube and core sales and, you know, we know when we transferred price internally you have a sheet – in that sheet you can see not only what we picked up on the price side but I think we do show tubes and core and we picked up more in T&C. We show you that; that’s public.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Our transfer price inside of system on the tube and core side is in so our selling prices are going up and we’re executing on the tube and core side so again, I feel comfortable saying we’re going to cover, giving a specific number I just can’t do that right now.

Joe Stivaletti:	Thanks. And one other question. I believe it was $3.4 million that you recorded in the first quarter for the uncollectible receivable. You’re saying that you reversed $900,000 of that in the second quarter and I wondered what your outlook was. I know that was, you know, a decent size write-off in Q1. You know what we should be expecting there or what your best guess is?

Ronald Domanico:	Yeah, Joe, we continue to work as hard as we can both with the company and with the court to try to recover those monies and those inventory. We feel pretty good that there’s more to come but we really can’t quantify it. That’s why we wrote it off in total in the first quarter and that’s why we will continue to book it and disclose it as we get it back.

We feel that, you know, they’re a viable business, that the court, you know, does take its time to sort these things out. So we feel comfortable that there’s more to come but it’s impossible for us to quantify how much at this time.

Thomas Brown:	These are major brands we’re talking about. This is not a company that doesn’t have a very strong market position in the products that it manufactures and sells so, you know, we think that those brands will survive and we think the company will survive.

Joe Stivaletti:	Thanks. And I guess the last question just, have you any update for us in terms of any reworking of the capital structures at the joint ventures?

Ronald Domanico:	PBL joint venture which Caraustar manages further reduced its revolving credit facility which released another $1 million in letters of credit at the beginning of the third quarter but our partner, Temple Inland on Standard Gypsum has been actively involved in refinancing that venture. We believe that they’re making good progress. They’re probably the best ones to answer that.

Should they be successful in completing a refinancing, that would release approximately $28.6 million in letters of credit and increase our availability by a comparable amount. And you know, based on status reports that they have given to us that that’s a possibility in the near future.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Joe Stivaletti:	Great. Thanks a lot.

Thomas Brown:	Thanks, Joe.

Conference Coordinator:	Our next question will come from the site of Mark Connelly with Credit Suisse First Boston. Please go ahead.

Mark Connelly:	Thanks, just a couple of things.

Thomas Brown:	Morning, Mark.

Mark Connelly:	Morning. Both questions related to your gypsum and your affiliate businesses. First, when we look at the cash flow versus the profitability is there a regular pattern that you employ with the joint venture partners for when the cash comes in because, you know, as I look over the last couple of years on an annual basis there’s a real mismatch of income versus cash. So I’m just wondering, is there a more steady rolling process that would make it easier for us to get our cash flow estimates right?

Ronald Domanico:	You know, the dividends only come from the Standard Gypsum joint venture.

Mark Connelly:	Right.

Ronald Domanico:	PBL doesn’t transmit dividends yet. Standard again has to pay for its capital expenditures from its cash flow stream before remitting dividends. We believe that those expenditures have for the most part taken place and they’re at more of a maintenance/sustain type level. So we do expect that going forward there would probably be a relationship of EBITDA from Standard Gypsum to dividends probably somewhere in the 80% level just ballparking it. And again, remember that we have 50% of that.

Mark Connelly:	Okay. And without any meaningful lag or a relatively more consistent lag at least?

Ronald Domanico:	No, there’s typically not a lag there. They’ve very good at forecasting their cash requirements and then, you know, once they know what they need for basic liquidity and capital expenditures, the rest is remitted into this.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mark Connelly:	Okay, that’s very helpful. Now my second question is, I wonder if you could just give us your perspective on the gypsum market more broadly. Obviously a nice pick up for you guys this time. I’m wondering both about your perspective on the strength of the overall market and what your volume potentials are versus current levels that Standard Gypsum is operating?

Thomas Brown:	Well, when you’re talking the last comment you made, the current levels, what you’re really talking about I think is paper from PBL.

Mark Connelly:	Yes.

Thomas Brown:	Standard Gypsum is going to keep running wallboard and is not going to do anything other than that. So at any rate the PBL volumes just to cover that aspect of it, has shifted and continues to shift. I think almost every year that we’ve operated that plant we’ve doubled the amount of gypsum paper from the year prior. We’re up to a point now where we’re roughly two-thirds gypsum paper and one-third mediums.

We’re probably not too far away from stabilizing at that level short of the next breakthrough which I won’t get into. So that’s kind of where – that mill’s nominally a 300,00 ton mill so we’re looking at levels in the 200,000 ton range.

As far as the market goes, you know, the recovery of that business has been substantial over the last year but you got to remember that they were in an extremely depressed condition about a year ago which accounts for a lot of the reasons why the equity in income has grown so substantially.

But they are not in my opinion and you may have been on the Temple call, we don’t listen to those calls so we don’t know but I would have expected somebody would have asked whether or not pricing in that wallboard market is high, low or wherever it might be expected to be. And I would say from my experience that it’s probably at a reasonable but not excessive price level. It’s been much higher in prior years.

So from a pricing standpoint it seems like things are fairly stabilized. The Standard Gypsum operation is a low cost operation primarily because of the big plant in the system at Cumberland, Tennessee and it’s unique raw supply situation. So that’s all very good.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

The demographics on the wallboard side suggested by the people that follow that market that there’s good reason to think that strong demand will continue. Obviously you can’t deny the impact that, you know, rising interest costs will have on housing demand so that’s a factor but there’s so many other pieces of it that relate to the repair and remodeling market which has grown tremendously over the last five, six years.

The filling out of space in office buildings and the like which tend not to get picked up in terms of recognition of growth but it’s certainly good growth in a market and in a country that is more dependent on services than it is on manufacturing. And it looks like it’s really heading that way in the future.

So all in all I think there’s a lot of good reason to think that that market will continue to be reasonably strong and that our current pricing levels are not unreasonable or extreme either on the paper size or on the wallboard side. So I would expect that that will continue to promote and provide the kind of results that we’ve seen recently and probably even improving as we continue to drive costs out and as our supplemental other product, containerboard, continues to be reasonably strong on the PBL mill side.

Mark Connelly:	And Tom, just to make sure I heard you correctly, the PBL mill is running at say about 200,000 of facing paper now?

Thomas Brown:	It’s about two-thirds, yes.

Mark Connelly:	Give or take.

Tomas Brown:	I said the mill is nominally a 200,000-ton mill and it’s making about two-thirds facing paper. So you would assume that 200,000 is the right number. And it’s nominally in the right direction, whether it’s 180 or 200.

Mark Connelly:	That’s fair. That’s very helpful. Thank you very much.

Conference Coordinator:	Thank you. Our next question comes for the site of (Rich) Schneider, UBS. Please go ahead.

Richard Schneider:	Just following up on that question on running two-thirds facing paper. In your release you show almost 35,000 tons of facing paper sold and at Premium Boxboard. Are we supposed to assume that you’re now up to about a 50,000-ton per quarter run rate?

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Thomas Brown:	I’m using general broad terms. I think that you’re right, at the 35 that would suggest about a
140,000-ton run rate. I’m assuming that we will continue to grow in that business to get up to levels over the next couple quarters that would relate to the two-thirds of - I wouldn’t say that it means that we’ll be at 50,000 in this quarter. The one thing that you probably care about, I didn’t realize we’d get into this kind of detail in specific tonnage out of PBL.

The one thing that is more perhaps critical in terms of Caraustar and its performance has to do with the fact that we are now somewhat less concerned about which product we make from an earnings standpoint, but if both products given the strengthening of the containerboard market will contribute on a comparable basis, and we do have very strong demand on the medium-size because as we continue to grow the gypsum side we’ve cut back or stabilized the leading levels, which are perhaps below what the demand situation would ask for.

There are also a number of other elements in this equation that have caused us to make more specialty grades at - if you want to know which results have pushed more tonnage over to PBL on the standard grades. And as that continues to develop, then we’ll continue to grow a gypsum business at PBL. I don’t want to get all that specific in terms of whether the number is 35 or 45 in a particular quarter.

Richard Schneider:	All right. Well, I had a follow-up that was sort of specific on that. If you look at the improvement in equity earnings, which was about $5 million year-over-year and almost $4 million from the first-quarter levels, I was wondering, you have maybe about three buckets that contributed higher medium pricing due to the improvement in facing volume, and then the gypsum wallboard improvement in price. Could you roughly give us, is it pretty evenly divided among those three buckets as the contributors to the results either quarter-over-quarter or sequentially?

Thomas Brown:	(Rich), I think that the biggest contributor to that is pricing, probably by far. The joint ventures in total quarter two of ‘04 or quarter two of ‘03 increased $4 by over 43% over two quarters. That’s pretty astounding and both of them contributed. The wallboard plant contributed more than the middle did. Now, part of that increase in pricing has to do with price levels of the different products that we manufacture and part of it has to do with the increased gypsum volume at PBL. But I would say that overall the biggest factor in that whole equation is the pricing factor.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Richard Schneider:	I know all three of those areas, wallboard, gypsum facing and medium, right?

Thomas Brown:	Yes, everything has improved substantially. And as I say, there are even some continuing price increases that are going through in August, for example, that will improve that performance as well. And I have no idea what the wallboard guys are going to do in their markets, but as I mentioned on the March call, they’re not, in my opinion, overpricing on wallboard from an historical perspective.

Richard Schneider:	You said your operating rate overall was 96%. How does that split between uncoated recycled and coated recycled?

Ronald Domanico:	Clearly we have more opportunities on the coated side. We’re continuing to grow our markets and businesses there. It’s probably 98, 92, something like that. 98 uncoated, 92 coated. That’s pretty rough, (Rich).

Richard Schneider:	Okay, and just on this waste paper situation with China, what impact do you think this whole certification process has had on shipments from the U.S. to China which require clean loads going over there?

Thomas Brown:	I think it’s very hard to separate the facts of issues associated with things like certification and some of the politics of the situation. I think that they got into a lot of issues on quality when they realized they had more inventory than they knew what to do with. And as inventories abate I think the issue of quality will abate and the certification issues may abate as well.

However, it is helpful to us in our business to see that happening because the thing that created the major amount of fiber for China’s consumption was the movement towards single stream collection systems in communities, particularly in the West. And single stream is a tough product or a tough system for us to manage because of the contamination of the mix of materials that you get in that stream. So to whatever extent China can look at or consider or focus on the quality of their fiber is good for all of us, I think. So I’m not sure I’d care whether it’s politics or whether it’s practical considerations on fiber quality. I think that that emphasis is beneficial.

Richard Schneider:	And just back, (Mike), on the issue of pricing in the quarter. You were up $4.20 cents on mill pricing. The industry has been out with I think a $50 increase. Could you talk a little bit about the $4 increase? Was that largely on the uncoated side or - and give us what - $4 is well below what has been announced so far.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Michael Keough:	A couple of things. Number one, I think the number fell like closer to $40. And keep in mind that the types of products we’re in are different than containerboard and we have that discussion around this table from time to time. Just because containerboard has taken off, and it seems to have been slammed in, the types of businesses that we’re in are different businesses. And I think I might have mentioned, (Rich), that we have more price than you can see just based on mix. And again, it is very product specific and it’s pretty hard to break it out coated/uncoated.

I do feel very comfortable to say that we will cover; maybe more than cover, and it will hit this quarter. It’s happening as we speak. I think on balance people want to get their prices up, but they also want to keep their book of business, and so I think you have folks playing the game by those rules and we’ll see what the third quarter looks like, but we feel very good about it.

Richard Schneider:	When you said that you feel comfortable you’ll cover or more than cover the rise in waste paper, are you talking about going forward or making up for the rise - part of the rise that’s already occurred in the third quarter?

Michael Keough:	I’m talking about fiber costs are up $18 and I feel very comfortable that we will more than cover that number.

Richard Schneider:	Okay. So it’s the year-over-year price and rise that you’re focusing on?

Michael Keough:	Right, yes. I think you have publications on balance, if you want to peg OCC may be up $25 from memory. And our fiber costs have come in below that. And again, in every grade that we’re in we’re pushing - and we’re having different degrees of success depending on the competitive nature of those grades. But if you add them all up, we feel that we’re tracking and we’ll have traction during the third quarter.

Richard Schneider:	Okay. So in other words just last part of this, year-over-year I think you were up $2.60. We should start - you expect at some point to be seeing prices up year-over-year something like $20?

Michael Keough:	That is our expectation. Again, we’ve grown different segments of our business and so you do have the mix impact that from time to time we sit down and we slice and dice. But directionally that’s where we feel we’ll be.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Richard Schneider:	Okay, thank you and good quarter.

Thomas Brown:	Thank you.

Michael Keough:	Thank you.

Conference Coordinator:	Thank you. Our next question comes from (Bill) Hoffmann, UBS. Please go ahead sir.

William Hoffmann:	A question with respect to the joint ventures for a minute. I just want to get a sense. It looks like you’ve got about $2.5 million of cash in the second quarter coming upstream. Should we expect that to be a little more of a sustained rate going forward, or is that more of the 6 month number?

Ronald Domanico:	No, no, that was a quarterly number and as long as their earnings are at rates similar to what we saw in this quarter, we would expect dividends to stay at that rate.

William Hoffmann:	Okay. And then the second question is just as we look into the second half of the year, clearly the folding carton side of the business remains somewhat difficult in the ability to pass prices through and I know you talked about things obviously getting better here. But I just wondered if you could talk the little bit about your plans there. Do you think you have rationalized your folding carton system to the point where you want to be, or is there further opportunity there for either up tiering the mix or just taking more cost out?

Ronald Domanico:	I’ll take a stab at that. The folding carton group is really no different than any segment of our business. What we want to do, we want to run more business through fewer locations just based on scale, and we’ve done that in the mill group. If you take a look at Ashland being consolidated, the announcement of Charlotte; what we’ve told folks inside of our CPG group, that we’re willing to do more if it makes sense by Caraustar and customers.

So it’s something we look at every day. We feel that we have a book of business and we feel that we have locations that can support and sustain a very successful business. Might there be another location or two over time that should be consolidated? That might be the case.

William Hoffmann:	Okay, thanks. And just when we look at the 98% operating area on the uncoated or somewhere thereabouts - certainly high operating rates on the

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

uncoated side of the business, at what point in time do you feel like you might want to do a restart Rittman #2 or something like that or how much incremental capacity do you think you can squeeze out of the system passed the nameplate that you’re comparing to?

Thomas Brown:	We’ve got three alternatives there and we haven’t made any decision on any of the three, but they’re all in play, you might say. One is to increase the outflow and capabilities of certain mills where the product mix supports growth in the business and do that from - technologically from capital investments and the like. And of course, that’s - we’re just seeing it in a lot of different ways in terms of increasing output and increasing margins and the whole bit.

The other opportunity is to be more selective in the businesses that we serve and do more to accomplish better pricing and better returns on that business which is left.

And the third opportunity is depending on the nature of the business opportunities that we’ve seen is a restart of that machine. One of the reasons we idled that machine when we did was because we happened to be at and realized that we were at probably the lowest point in the cycle that we’ve seen in my lifetime and probably going back pre depression period.

So there was and is the opportunity for some of these product lines that can be served by that market, by that machine because that machine is an interesting combination of clay coated machine that’s going to also make uncoated grades and has made uncoated grades historically.

So it happens to be a structural machine that could serve markets in the event that we saw the kind of growth and the kind of opportunities that might come about from a recovering economy. But how we use those or work those through issues is yet to be decided, but I think you can imagine that every day we’re looking at improving our product mix, every day we’re looking at the ability to get a return on increased output where it might make sense, and we’re looking at the opportunities for serving a broader market with the output of that idled machine. So we have not made any decisions on that, but trust that it will be done in the best interests of the shareholder when we do it.

William Hoffmann:	Okay. And then finally just from a capital spending standpoint, it looks like you’re going to increase your capital spending a bit in the second half of the year. Any thoughts into next year as well, whether there’s any catch-up capital spending that you’ve got to do or should we expect still a restrained level?

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Thomas Brown:	You might see little more next year, but not to a great extent because what we found this year is that in those areas where we were using capital to increase productivity we’ve had to spread out our capital expenditures more because of the lack of availability of mill downtime without disturbing flow to the customers.

So it makes a little more just because of the way catch-up but we’re obviously doing all of those things that we want to do and intend to do in terms of maintenance of facilities and upgrading from a best practices standpoint. But there are some other products, other projects that would be spread out a little more broadly over the year, which has had the impact of reducing capital a little bit.

Ronald Domanico:	(Bill), just from a materiality standpoint, I don’t see a major change in our level of capital spending. As Tom mentioned, there might be a timing difference. And if there is an increase it will be well below the $30 million cap that has been established on an annualized basis. So you may see some timing issues where some 2004 CAPEX gets pushed into 2005, but we’re committed to be below the 30 million annual number and we’ll probably be below that anyway.

William Hoffmann:	Okay. Thanks, (Ron).

Conference Coordinator:	Next we will move to Jeff Harlib, Lehman Brothers.

Jeff Harlib:	Good morning. Can you just talk about the latest round of reductions you announced at your shareholders meeting? The timing of the realization of those and what some of the major items are in procurement and SG&A to get you to that $30 million run rate?

Ronald Domanico:	The 30 million reduction, 15 of that we said would be from an accounting standpoint a reclassification. That was implemented in the second quarter. If you look at the numbers that we included in the press release, it’s probably tracking above the 15 million; probably closer to 17 million. Still we’re committed to a full 15 in real cost savings out. We haven’t identified all the projects to do that. As you know, we’ve centralized our accounting back office. For the Sarbox compliance we’re keeping a lot of resources in place in the field and at the head office to make sure that the company is fully compliant.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

We intend to evaluate that after we do pass the full four tests, we’ll be able to reduce some back office expenses after the new year. We expect a big chunk of that SG&A reduction to come from that. We also will have lower levels of third party services charges associated with the Sarbox implementation. We will have lower insurance premiums, lower pension costs. We’re just attacking everything that’s in that SG&A bucket.

Do we have today for you a detailed list and a quantification of each line at item? The answer is no. But I can assure you we have the commitment to attack those costs. And we gave a target with the full intention of meeting and exceeding that target and we’ll make sure we do that.

Jeff Harlib:	Okay. And on procurement, what stage are you at in that process?

Ronald Domanico:	We’re very active. We’ve got RFQ’s out. The three F’s were basically - the systems are in place now to start realizing savings. Freight will be reduced to fewer providers this year. As we said previously, the change in legislation limits the driver hours; the increase in fuel costs are going to result in a dampening of the savings we would’ve achieved. Yet we do expect net-net that our total freight costs will be lower 12 months from now than they are today even with these increases.

The other items that I mentioned, chemicals we’ve already made the significant changes there. We’re down to two key suppliers. We’ve got multiyear contracts on several supply agreements. So it’s been a longer process, it’s more methodical but that’s because it’s contractual. We need to get formalized specs, formalized bids and we need to execute those and we are making progress there.

Jeff Harlib:	Okay, but you see these savings in place by the second quarter of next year?

Ronald Domanico:	We committed to a $10 million net reduction in those items of procurement in the 12 month period from May 2004 to April 2005 and we’re committed to that.

Jeff Harlib:	And that’s the other savings as well, SG&A, right?

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Ronald Domanico:	That’s on top of the SG&A savings.

Jeff Harlib:	Right, but the timing on - ?

Ronald Domanico:	Yes, it’s the same realization in timing.

Jeff Harlib:	Okay. And just last thing, for Q3 what are you expecting on energy versus Q2 as well as recycled fiber? I know you talked about an increase in the second half, but are you starting to see that now?

Thomas Brown:	I don’t think we’re going to see much material happen. We’re in the middle of the summer so you’re in the middle of the air conditioning season and the energy numbers seem to be easing a bit. The fiber numbers have not spiked as somebody predicted, other people predicted they might in the mid June period, so I don’t know. You may see a continued bump in natural gas because of just the clean air aspect of it. But we don’t really have a projection or prediction for material changes in fiber or energy in this current quarter.

I think it’s too early to try to predict what might happen this winter. I think there’s too many unknowns whether it relates to oil out in the Middle East or whether it relates to natural gas issues, whatever. We have a fair position in coal, in our mill system, and coal price kind of caught on to things a little bit and a lot fewer and - so it’s bringing prices a little bit related to energy costs in general.

But I think we’re probably going to see escalations along the line, along the way, but we’re not seeing any material event that would cause a major jump in the unknown - obviously the fiber situation, particularly as it relates to China. And with some announced expansions in Europe as well. So that’s probably the more volatile situation, but I think for a lot of reasons we have seen an overbuild condition in China and I think that will have caused this thing to temporarily slow a period of time and to what extent that continues throughout the next three to six months is questionable although I think the third quarter is likely to be fairly flat.

Jeff Harlib:	Okay, thanks very much.

Conference Coordinator:	And our final question comes from the site Mark Wilde, Deutsche Bank. Please go ahead.

Mark Wilde:	Good morning and congratulations.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Thomas Brown:	Thank you Mark, good morning.

Mark Wilde:	I had a few questions. I wondered first up on the folding carton side of things, two questions, one about whether you think you may actually see some more margin pressure here in the third quarter because it looks like the SBS and CNK suppliers are trying to raise prices right now? And then I wondered also, Tom, if you could maybe talk a little bit about just sort of what’s going on to the carton business from a long-term perspective maybe because of things like microflute and these stand-up pouches?

Thomas Brown:	There is a good position for folding cartons going forward. The real growth in some of these other products has tempered somewhat, the flexible packaging has ended up looking more like snack food kinds of opportunities and test market kinds of situations with new food products that when they end up coming out in bulk form they tend to come out in boxes.

But corrugated topflute, and we obviously keep close tabs on that because those are positioned in topflute for that end use application. And that has its own niche and position in the market, which has strongly gravitated towards some products that in a way have more replaced SUS type beverage packaging kinds of applications than it has traditional folding cartons.

So I don’t see great growth in that market, but I see that market improving as the year improves in terms of its consumer opportunities. I’ve seen more potential applications even in some of the big box stores in terms of the application of use of folding cartons. So I’m not too concerned about that business further eroding. The big growth in flexible took place over the period that was probably five or six years up to maybe two or three years ago. So I think we’ve stabilized there.

The other question as far as compression goes, yes, you’ll see a little compression, but what you’ll also see is increases in recycled fiber costs which will help most of us were generally speaking integrated in that business - help us out as much on the mill side as it might hurt us on the carton side.

So I don’t know that that’s going to be a significant factor and, as a matter-of-fact, it might be premature, but a number or one of the reasons let’s say that cartons businesses have struggled a little more than some of the other businesses is because of the fragmentation. It’s also because of the longer-term contractual relationship that you tend to enter into with carton customers. And as those are expiring, then your opportunity to get price increases improves dramatically, particularly if there’s some discipline in the market on the primary side of the system.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

So, I don’t look for compression. In fact, I look for some improvement in margins in that business over the next three to six months. And I think you’ll see that carry over into ‘05. I think what you’re seeing is more a delay in getting things all the way to the systems of delay more than we would see in say the level of market or the shareholder to the core market. In fact, to a greater extend because they’re both different integration levels.

Mark Wilde:	I wondered, just stepping over to energy for a minute, if (Ron) or (Mike) could walk us through one more time the reason that your costs would be down here on a sequential basis but also a year-over-year basis when most of the macro indicators you’d look at would suggest higher energy.

Ronald Domanico:	Mark, I don’t know about the bigger market, but we do have the capability - number one, we’re 40% coal, which moderates a lot of that fluctuation. But in every one of our other facilities we have the capability to flip between fuel oil and natural gas, and we monitor that daily so that I think you’ve seen a lot of volatility the first half of this year, and it hasn’t always moved in tandem with the fuels and our ability to switch between those fuels has made a difference for us.

Mike Keough:	The other thing I would add too, if you take a look running more tons on fewer machines you get great leverage and use of energy. You’d be surprised at how much energy is a is a fixed cost and obviously the more volume the better your costs per ton become and the more productive you are. The more tons you make per hour, the lower your cost.

Mark Wilde:	All right. I had just two other questions, one on the JV. I thought I heard (Ron) or (Mike) mention that CAPEX had actually gone up at Standard and I’m afraid I had missed that and I was thinking of Cumberland as virtually a new mill.

Thomas Brown:	Nobody said that CAPEX went up.

Mark Wilde:	I thought I heard something about investment, that the gypsum business had gone up.

Michael Keough:	We were talking about dividends, Mark, and that since these are self cash funding JV’s that the dividends would be impacted if there were any CAPEX. But there are no plans for increased levels of CAPEX other than the maintenance levels that have been in place for a couple years.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mark Wilde:	And I’m just looking back over the last couple of years. There was no significant CAPEX at either of those sites, was there?

Ronald Domanico:	No, they probably put a new gypsum mill in to crush rock, but that’s more of a routine thing as these things wear out. But the answer is no, there hasn’t been any large CAPEX.

Mark Wilde:	And I noticed yesterday in the Temple Inland numbers, their gypsum wallboard volumes were up about 30% year-on-year and they were also up I think better than 15% quarter-to-quarter. Is that pretty much indicative of volume at standard or would that have been coming more from the two or three mills they own on their own?

Thomas Brown:	It’s across the board. Actually it’s probably more at Cumberland than any other plant only because Cumberland has more capacity than the others. Some of their plants like West Memphis, for example, have historically run a full book of business forever and now Cumberland is moving a lot more volume through their systems both in terms of improved productivity and increased operating days per week (unintelligible). I mentioned the potential volume of sales dollars that have increased to dramatically in those joint ventures, a fair piece of that comes strictly from volume as well as price, but (unintelligible) volume.

Mark Wilde:	I would assume, Tom, right now that the contribution from an incremental 1,000 square feet might be $60 or 70. Is that kind of in the range?

Thomas Brown:	That’s a Standard Gypsum question. I could answer it but I’m not going to.

Mark Wilde:	Let me ask one other question. You’ve mentioned Sarbox on here a few times. Have you guys got any ballpark estimate for what the cost of meeting all of those requirements has been to a company like Caraustar on an annual basis?

Ronald Domanico:	Information I’ve read in the industry and in the press indicates that for a $1 billion company the range is about $2 to 2.5 million this year, and that the ongoing cost is unknown, but probably in the $1.5 million range of added infrastructure that would be required.

CARAUSTAR INDUSTRIES

Second Quarter Results

Moderator: Tom Brown

7-28-04/8:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPTION PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESES.

Mark Wilde:	Does that seem like a reasonable number to you, (Ron), for your own experience?

Ronald Domanico:	This is the first time for Sarbox. As I mentioned earlier, it will cost Caraustar in that range to comply this year. I would hope that the maintenance level would be less than the 1.5 that they’re talking about. We’ll do everything we can to minimize that, but the thing we won’t compromise on is making sure that we’re in compliance.

Thomas Brown:	We have also this year, as you probably have heard in other calls, consolidated all our financials in one location here in Austell area and that was something that was clearly related to Sarbox and compliance but something that we should have done anyway just in the name of improving and reducing SG&A costs and improving the quality and consistency and continuity of our financial reporting.

So you’ve got a couple things happening at the same time that are in a way related. But for some companies you’d have maybe a previously consolidated financial system that wouldn’t incur the usual costs we’ve incurred. So I would say that we would not expect to have continuing costs that would be representative maybe of a typical company, solely because we’re also at the same time going to be reducing SG&A costs in general.

Mark Wilde:	Okay, very good. Thanks, guys.

Conference Coordinator:	At this time we have no further questions.

Thomas Brown:	Thank you, (Tony). We’ll conclude the call. Thank you all.

Conference Coordinator:	Thank you and this does conclude today’s teleconference. You may disconnect at any time and have a great day.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “SG&A run rate” and “EBITDA”(as defined by the Company’s senior credit facility) for the three months ended June 30, 2004. These items were discussed on the Company’s conference call held July 28, 2004 regarding its financial results for the quarter ended June 30, 2004. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following table includes a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Caraustar Industries, Inc.

Reconciliation of SG&A Run Rate *

(In Thousands)

SG&A expense for the first quarter ending March 31, 2004 (GAAP)**	$39,497
Discussed Adjusting Item:
First quarter non-recurring SG&A charge***	$(1,900)

SG&A expense for the first quarter ending March 31, 2004 (Non-GAAP)	$37,597
Annualized SG&A expense run rate (Non-GAAP)	$150,388

*	See Note regarding Non-GAAP financial measures.
**	Derived from the respective statement of operations
***	$1.3 million related to a reserve for uncollectible accounts receivable related to a specific customer that filed Chapter 11 bankruptcy and $0.6 million of severance costs.

Caraustar Industries, Inc. Calculation of Consolidated Earnings Before Interest, Taxes,

Depreciation and Amortization (EBITDA) for the Three Months Ended June 30, 2004

(In Thousands, Except per Share Data)

EBITDA	Three Months Ended June 30, 2004
Net income per common share as reported	$0.06

Net income as reported	$1,743
Provision from income taxes	$1,285
Interest expense	$10,746
Depreciation and amortization	$7,014
Unconsolidated affiliates:
Less: Equity in income from unconsolidated affiliates	$(6,382)
Plus: Cash distributions from unconsolidated affiliates	$2,500
Noncash loss on disposal of property, plant and equipment	$730

Adjusted EBITDA as reported to the banks	$17,636